U.S. Gold Corp. announces completion of Master of Science Thesis for the Keystone Project, Cortez Trend, Nevada

- Master of Science Thesis in Geology done by Gabriel E. Aliaga, University of Nevada, Reno under Dr. Michael W. Ressel, sponsored by U.S. Gold Corp.

- Title of Thesis, “Igneous Geology of the Keystone Window, Simpson Park Mountains, Eureka County, Nevada: Age, Distribution Composition and Relationship to Carlin-style Gold Mineralization”

- This thesis provides very important information and insight into the character and timing of the Keystone intrusive events and the relationships of the gold-bearing hydrothermal system(s) to the intrusives

ELKO, NV, December 18, 2018 — U.S. Gold Corp. (NASDAQ: USAU), a gold exploration and development company, is pleased to announce that Gabriel E. Aliaga has finished his Master of Science Thesis in Geology. Gabriel has been sponsored by U.S. Gold Corp. for the last two years. Gabriel is a Geology major at the University of Nevada, Reno - studying under Dr. Michael W. Ressel.

For the last two years, Gabriel has worked at the Keystone project. His thesis has focused on the geology of the Keystone project. Important, new understandings of the district geology and age dating of the intrusives and associated hydrothermal gold systems have been obtained from Gabriel’s work. Gabriel worked directly with Dave Mathewson, U.S. Gold Corp’s Vice President of Exploration and Tom Chapin, Senior Consulting Geologist. Gabriel’s full Thesis titled, “Igneous Geology of the Keystone Window, Simpson Park Mountains, Eureka County, Nevada: Age, Distribution Composition and Relationship to Carline-style Gold Mineralization”, dated December, 2018 can be accessed at: https://www.usgoldcorp.gold/keystone-master-thesis.pdf

Dave Mathewson, states: “We have been very pleased to have Gabriel Aliaga working with us at U.S. Gold Corp. on our Keystone project over the last two years. Gabriel’s work has increased our overall understanding of the geology and opportunity of the Keystone district. Exploration is a methodical process. There has been relatively little and quality historical information data generated in the Keystone district. We have been dramatically increasing our understanding of Keystone, with the singular purpose of moving towards and into a potential discovery.”

The studies conducted by Gabriel Aliaga have provided some valuable timing information and mineral association characterization ranging from skarn mineralization to the broad, pervasive, epithermal-style mineralization. We know we are exploring a complex early Tertiary gold system comparable in size and character to many of the known large gold systems. The multiple and clustered intrusives and extrusives at Keystone range in composition from intermediate to very siliceous. All of the dates from numerous samples of these intrusive and extrusive rock units are early Tertiary (Eocene) in age and range from about 36 to 34.5Ma (million years ago). Age dating of illite alteration of andesite dikes at Keystone, believed to be associated with a major gold-epithermal event, provided dates of 35.71+/- 0.12Ma, and 35.54+/- 0.06Ma. These Keystone dates compare very closely with reported mineralization-related age dates from the major Cortez Hills gold deposit to the north, ranging from 35.70 +/-0.14 to 35.31 +/-0.37Ma (Arbonies, DG, Creel, KD, and Jackson, ML, 2010, Geological Society of Nevada Symposium Volume p.457).

In addition, and importantly, it should be noted and emphasized that Keystone has a large aeromagnetic expression of about 25sq km; this geophysical anomaly is comparable in size to those of the central and south Carlin and Battle Mountain District aeromagnetic expressions. U.S. Gold Corp. geologists believe the hydrothermal gold system at Keystone is roughly comparable in size to those within the Twin Creeks, Battle Mountain, Carlin Trend, and Cortez Districts.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the planned drilling program, the anticipated results of the program and future work programs. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate, and we have no duty to correct or update any information contained herein.

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